Exhibit 10.2

FORM OF
RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), effective as of __________, 2018, is between ManTech International Corporation (the “Company”), and ___________ (the “Grantee”), pursuant to the terms of the Management Incentive Plan of ManTech International Corporation - 2016 Restatement, as may be amended from time to time (the “Plan”). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

1.

Restricted Stock Unit Grant. The Company hereby grants to the Grantee, subject to the terms and conditions of this Agreement and the Plan, a copy of which the Grantee acknowledges having received, an award of _________ Restricted Stock Units (the “Award”, or the “Restricted Stock Units”). The Restricted Stock Units are notional units (not actual Shares), representing an unfunded, unsecured right to receive Shares in the future if the vesting conditions set forth in this Agreement are satisfied.

2.

Vesting of Award. The Award will vest with respect to 1/3 of the Restricted Stock Units on ______, 2019, ______, 2020, and ______, 2021 (the 1st, 2nd and 3rd anniversaries of the date of grant), subject in each case to the Grantee’s continued employment through the applicable vesting date. Except as provided in Section 3, if the Grantee’s employment terminates for any reason before a vesting date, any unvested Restricted Stock Units shall immediately and automatically be forfeited as of the date of termination, and the Grantee shall have no further rights with respect thereto. Subject to Section 15, the Compensation Committee shall determine in its sole discretion whether and when a termination of employment occurs, and such determination shall be final and binding.

3.

Death or Disability. If, before a vesting date, the Grantee’s employment terminates due to the Grantee’s death or if the Grantee’s employment is terminated by the Company due to the Grantee’s Disability, any unvested portion of the Award shall become vested as of the date of termination. For purposes of the Award, the Grantee shall be deemed to have a “Disability” if, in the determination of the Compensation Committee of the Board of the Board of Directors (or its designee), the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than twelve months.

4.

Issuance of Shares. As soon as practicable (and in all events within 60 days) following the date of vesting of the Award (whether pursuant to Section 2 or Section 3), the Company shall issue to the Grantee (or the Grantee’s estate, heir or beneficiary) one Share for each vested Restricted Stock Unit.

5.

Tax Withholding. In accordance with Section XIII of the Plan, the Company shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state, local and other taxes (including the Grantee’s payroll tax obligations) required by law to be withheld with respect to this Award. The Grantee may be required to pay to the Company in cash or cash equivalents, either prior to or concurrent with the delivery of Shares in respect of any vested Restricted Stock Units, the amount required by law to be withheld by the Company. Unless otherwise determined by the Company, the Company (or an Affiliate) shall withhold from the number of Shares to be issued in respect of any vested Restricted Stock Units such number of Shares having an aggregate fair market value equal to minimum amount of the any federal, state, local and other taxes (including the Grantee’s payroll tax obligations) required by law to be withheld by the Company. The Committee (or its designee) may establish other rules and procedures to allow the Grantee to satisfy and to facilitate the required tax withholding from time to time.

6.

Restrictions on Transfer. The Restricted Stock Units, this Award, and any right to receive Shares pursuant to this Award, may not be sold, assigned, transferred, encumbered, hypothecated or pledged by the Grantee.

7.

Limitation of Rights. The Grantee shall not have any privileges of a stockholder of the Company with respect to the Restricted Stock Units (including, for the sake of clarity, any voting rights, or any right to dividends or dividend equivalents) unless and until actual Shares are issued pursuant to Section 4 above. Nothing in this Agreement shall confer upon the Grantee any right to continue as an employee of the Company or an affiliate or to interfere in any way with any right of the Company to terminate the Grantee’s employment at any time.

8.	Changes in Capitalization. The Restricted Stock Units shall be subject to the provisions of Sections 11.1 and 11.2 of the Plan relating to adjustments for changes in capital structure.

9.

Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery, (b) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery, (c) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery, or (d) if sent by facsimile or electronic mail, upon confirmation of delivery. All notices, consents, waivers or other communications required or permitted to be given hereunder shall be addressed as follows):

a.	If to the Company to:

Mike Putnam
SVP – Corporate & Regulatory Affairs
ManTech International Corporation

2251 Corporate Park Drive

Herndon, VA 20171

Form of 2018 RSU Award Agreement	Page 2

b.	If to the Grantee, to the address of the Grantee in the records of the Company.

10.

Construction. This Agreement and Restricted Stock Units hereunder are granted by the Company pursuant to the Plan and are in all respects subject to the terms and conditions of the Plan. The Grantee hereby acknowledges that a copy of the Plan has been delivered to the Grantee and accepts the Restricted Stock Units hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. The construction of and decisions under the Plan and this Agreement are vested in the Compensation Committee (or its designee), whose determinations shall be final, conclusive and binding upon the Grantee.

11.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding the choice of law rules thereof.

12.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13.	Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof.

14.	Clawback Policy. This Award, and any amounts earned hereunder shall be subject to the Company’s clawback policy, as may be amended or superseded from time to time.

15.

Section 409A. This Award is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder or any exception thereto (“Section 409A”) under the short-term deferral exception in Treas. Reg. §1.409A-l(b)(4). To the extent applicable, the provisions of this Agreement shall be interpreted and construed in a manner intended to comply with Section 409A. To the extent all or any portion of the Award is determined to constitute deferred compensation for purposes of Section 409A, and settlement of the Award (or the portion thereof that is determined to constitute deferred compensation) is triggered by a termination of the Grantee’s employment, the Grantee shall not be deemed to have terminated employment unless and until the Grantee has experienced a “separation from service,” as that term is used in Section 409A. The Company makes no representation that this Award will comply with Section 409A and makes no undertaking to prevent Section 409A from applying to this Award or to mitigate its effects on this Award.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement effective as of the date first above written.

ManTech International Corporation

By:     ______________________________________

Name:	Kevin M. Phillips
Title:	President and Chief Executive Officer

GRANTEE

By:     ______________________________________

Name: